Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

December 18, 2020 (PRIME NEWSWIRE)—Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the quarter ended September 30, 2020 decreased 27.8% to $10.5 million compared to $14.5 million for the quarter ended September 30, 2019. The decrease in revenues reflects a decline in orders from prior year as the impact of the Fixing America’s Surface Transportation Act (the “FAST Act”), which was set to expire at the end of September 2020, has slowed. On the eve of its expiration, a one-year extension to the FAST Act was passed and signed into law. The one-year extension maintains current funding levels under the FAST Act through September 2021. Gross profit as a percentage of net revenue decreased to 18.3% for the quarter ended September 30, 2020 from 19.6% for the quarter ended September 30, 2019. Gross profit in the fourth quarter of fiscal 2020 was negatively impacted due to the lower net revenues and reduced overhead absorption.

Operating loss for the quarter ended September 30, 2020 was ($1.7) million compared to an operating loss of $(0.5) million for the quarter ended September 30, 2019. The Company had non-operating income of $0.7 million for the quarter ended September 30, 2020 compared to $0.6 million for the quarter ended September 30, 2019. The Company’s tax benefit was $(0.4) million for the quarter ended September 30, 2020 compared to tax expense of $0.1 million for the quarter ended September 30, 2019. Net loss for the quarter ended September 30, 2020 was $(0.6) million compared to breakeven for the quarter ended September 30, 2019.

Net revenue for the year ended September 30, 2020 decreased 4.8% to $77.4 million compared to $81.3 million for the year ended September 30, 2019. Gross profit as a percentage of net revenue decreased to 24.5% for the year ended September 30, 2020 from 27.6% for the year ended September 30, 2019. The Company had operating income for the year ended September 30, 2020 of $5.5 million compared to $9.5 million for the year ended September 30, 2019. The Company had non-operating income of $1.1 million for the year ended September 30, 2020 compared to $3.4 million for the year ended September 30, 2019.

The effective income tax rate for fiscal 2020 was 17.2% versus 20.5% in fiscal 2019.

Net income for the year ended September 30, 2020 was $5.5 million ($0.38 per basic and diluted share) versus net income of $10.2 million ($0.70 per basic share and $0.69 per diluted share) for the year ended September 30, 2019. The decrease in net income was primarily due to the lower net revenues, higher SG&A expenses and lower investment income.

At September 30, 2020, the Company had $125.1 million in cash and marketable securities, an increase of $9.5 million over the September 30, 2019 balance of $115.6 million. The Company’s working capital was $153.2 million at September 30, 2020 versus $150.4 million at September 30, 2019. The Company has no short- or long-term debt.

The Company’s backlog, which includes orders received through the date of this filing, was $24.9 million at December 1, 2020 compared to $27.3 million at December 1, 2019.

On October 1, 2020, the Company acquired the Blaw-Knox paver business and associated assets, including inventory, fixed assets and related intellectual property, from Volvo Construction Equipment North America, LLC (“Volvo CE”). The acquisition was accounted for as a business combination under ASC 805, “Business Combinations.” The purchase price of approximately $14.4 million, which is subject to post-closing adjustments, was funded by cash on hand. This acquisition provides the Company entry into the hot mix paver segment of the asphalt industry.

John E. Elliott, Gencor’s CEO, commented, “Fiscal 2020 was a challenging year that demonstrated Gencor’s resiliency and ability to manage through uncertainty. We quickly adjusted to changes to our customers’ schedules and availability of purchased parts from our vendors. We were able to react to customer and market needs in spite of domestic and international closures and interruptions although, increased sales volume that Gencor experienced in the third quarter did not carry over into the fourth quarter. The domestic highway construction industry continues to remain cautious on 2021 state budgets and long-term federal funding after the expiration of the FAST Act, even though a one year extension was approved.

To date the Company has not been materially impacted by the novel coronavirus “COVID-19” pandemic. Manufacturing experienced minor production challenges as some employees were required to quarantine. Currently, there is minimal workforce impact and production is operating as scheduled. Gencor continues to closely monitor impacts of the COVID-19 pandemic on its employees, operations, financial results, and supply chain. Visibility into 2021 is challenging due to the uncertainty related to the COVID-19 pandemic and a change in the Presidency which may bring increased focus on the need for incremental domestic infrastructure investment.

After the fiscal year ended, Gencor successfully closed on its acquisition of the Blaw-Knox paver business and associated assets from Volvo CE. The Company is in the process of transferring the paver manufacturing to a separate facility. We plan to continue to invest in the engineering, new product development, production and marketing of the Blaw-Knox product line.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC. Consolidated Income Statements For the Years Ended September 30, 2020 and 2019
	2020	2019
Net revenue	$77,420,000	$81,329,000
Cost of goods sold	58,467,000	58,917,000

Gross profit	18,953,000	22,412,000
Operating expenses:
Product engineering and development	3,061,000	3,295,000
Selling, general and administrative	10,356,000	9,647,000

Total operating expenses	13,417,000	12,942,000

Operating income	5,536,000	9,470,000
Other income (expense), net:
Interest and dividend income, net of fees	2,321,000	2,307,000
Realized and unrealized gains (losses) on marketable securities, net	(1,160,000)	1,047,000
Other	(16,000)	—

	1,145,000	3,354,000

Income before income tax expense	6,681,000	12,824,000
Income tax expense	1,150,000	2,628,000

Net income	$5,531,000	$10,196,000

Basic earnings per common share	$0.38	$0.70

Diluted earnings per common share	$0.38	$0.69

GENCOR INDUSTRIES, INC. Consolidated Balance Sheets As of September 30, 2020 and 2019
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$35,584,000	$10,302,000
Marketable securities at fair value (cost of $89,514,000 at September 30, 2020 and $104,176,000 at September 30, 2019)	89,498,000	105,322,000
Accounts receivable, less allowance for doubtful accounts of $442,000 at September 30, 2020 and $459,000 at September 30, 2019	1,992,000	1,603,000
Costs and estimated earnings in excess of billings	6,405,000	13,838,000
Inventories, net	27,090,000	25,366,000
Prepaid expenses	1,189,000	499,000

Total current assets	161,758,000	156,930,000

Property and equipment, net	8,341,000	8,389,000
Other long-term assets	995,000	53,000

Total Assets	$171,094,000	$165,372,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,728,000	$1,907,000
Customer deposits	3,853,000	1,918,000
Accrued expenses	2,605,000	2,660,000
Current operating lease liabilities	328,000	—

Total current liabilities	8,514,000	6,485,000
Deferred and other income taxes	746,000	3,372,000
Non-current operating lease liabilities	614,000	—

Total liabilities	9,874,000	9,857,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,287,337 shares and 12,277,337 shares issued and outstanding at September 30, 2020 and 2019, respectively	1,229,000	1,228,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares and 2,308,857 shares issued and outstanding at September 30, 2020 and 2019, respectively	232,000	231,000
Capital in excess of par value	12,331,000	12,159,000
Retained earnings	147,428,000	141,897,000

Total shareholders’ equity	161,220,000	155,515,000

Total Liabilities and Shareholders’ Equity	$171,094,000	$165,372,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions governments, and businesses take in response to the COVID-19 pandemic, including mandatory business closures; the impact of the pandemic and actions taken on regional economies; the pace of recovery when the COVID-19 pandemic subsides. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2020: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000